Exhibit 5.5

www.stinson.com

July 19, 2013

Lippes Mathias Wexler Friedman LLP

665 Main Street, Suite 300

Buffalo, New York 14203-1425

Ladies and Gentlemen:

We have acted as special counsel in the State of Kansas to Florence Corporation of Kansas, a Kansas corporation (the “Guarantor”), in connection with the issuance by Gibraltar Industries, Inc. (the “Company”), of $210,000,000 aggregate principal amount of its 6.250% Senior Subordinated Notes due 2021 (the “Exchange Securities”) in exchange for $210,000,000 aggregate principal amount of the Company’s outstanding 6.250% Senior Subordinated Notes due 2021. This opinion letter is delivered to you at the request of the Guarantor to facilitate your provision of an opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), with respect to the Registration Statement on Form S-4 (File No. 333-189243) (the “Registration Statement”) filed by Gibraltar Industries, Inc. and certain subsidiary guarantors, including the Guarantor, with the Securities and Exchange Commission under the Act.

I. Documents Reviewed and Covered Laws

In reaching the conclusions expressed in this opinion letter, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):

(1)	the Indenture, dated as of January 31, 2013 (the “Indenture”), among the Company, the Guarantor, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, including the guarantee of the Guarantor set forth therein (the “Guarantee”);

(2)	the form of global note representing the Exchange Securities attached to the Indenture as Exhibit B (the “Exchange Global Note”);

(3)	a certificate, dated as of the date hereof, from an authorized representative of the Guarantor, which certificate contains, as attachments thereto, copies of (a) authorizing resolutions of the Board of Directors of the Guarantor with respect to the Indenture, including the Guarantee, (b) the Guarantor’s articles of incorporation, as amended to date (its “Articles”), (c) the Guarantor’s bylaws, as amended to date (its “Bylaws”), and (d) a certificate of good standing of recent date with respect to the Guarantor issued by the Kansas Secretary of State’s office (the “Good Standing Certificate”) (the Guarantor’s Articles and its Bylaws being collectively referred to herein as its “Organizational Documents”); and

1201 Walnut Street, Suite 2900 Kansas City, MO 64106-2150	816.842.8600
Kansas City | St. Louis | Jefferson City | Overland Park | Wichita | Omaha | Washington D.C. | Phoenix	816.691.3495

Lippes Mathias Wexler Friedman LLP

July 19, 2013

(4)	such other certificates, documents and records of the Guarantor, certificates of public officials and certificates of officers and representatives of the Guarantor as we have deemed necessary or relevant as a basis for this opinion letter.

The Indenture, including the Guarantee, and the Exchange Global Note are referred to herein individually as a “Transaction Document” and collectively as the “Transaction Documents.”

We also have relied, with respect to certain factual matters relevant to this opinion letter, on the representations and warranties of the parties set forth in the Reviewed Documents and factual certificates or comparable documents of officers and other representatives of the Guarantor or its affiliates as we have deemed relevant or necessary to give the opinions and confirmations set forth below, all of which representations, warranties, certificates and documents we have assumed, without independent investigation on our part, to be true, correct and complete as of the date hereof.

Our opinions and statements expressed herein are restricted to matters governed by laws of the State of Kansas that we, based upon the scope of our representation of and our experience with the Guarantor, and exercising customary professional diligence, reasonably recognize as applicable to the Guarantor with respect to transactions of the type contemplated in the Transaction Documents (collectively, “Applicable Laws”). We express no opinion as to any matter arising under, and the term Applicable Laws shall not include, the laws of any other jurisdiction, including, without limitation, the statutes, ordinances, rules and regulations of any foreign country or subdivision thereof or the counties, towns, municipalities and special political subdivisions of any state of the United States of America. Other limitations on the laws covered by our opinions are contained in part IV below, entitled Qualifications and Other Limitations.

II. Assumptions

In rendering the opinions expressed below, we have made, with your consent, and without independent investigation on our part, the following assumptions:

a. (i) All of the Transaction Documents have been or will be, to the extent necessary, executed, acknowledged, delivered and accepted by each of the parties thereto, (ii) the execution, delivery and performance of the Transaction Documents by each of the parties thereto do not violate any provision of any law applicable to such party or any judgment, order, rule or regulation of any court or any governmental or regulatory authority applicable to such party, and (iii) no consent, approval, authorization, order, registration or qualification of or with any court or governmental or regulatory authority is required in connection with the execution, delivery and performance of the Transaction Documents by each of the parties thereto.

b. All certifications made to us by public officials are accurate and complete.

c. Any natural person signing any of the Reviewed Documents has or had, at any relevant time, the competence and legal capacity to execute and deliver such Reviewed Document and, in the case of a natural person signing in a representative capacity, the authority to sign the Reviewed Documents on behalf of the applicable parties thereto.

Lippes Mathias Wexler Friedman LLP

July 19, 2013

d. (i) All Reviewed Documents submitted to us as certified, conformed, photostatic, electronically mailed or facsimile copies conform to the original documents, and all such original documents are authentic, (ii) all Reviewed Documents submitted to us as originals are authentic, (iii) all unexecuted copies of Reviewed Documents submitted to us conform to the original executed documents, and all such original executed documents are authentic, (iv) all signatures appearing on Reviewed Documents furnished to us are genuine and (v) any blank spaces in any Transaction Documents that are relevant to the opinions expressed herein have been or shall be properly completed and all exhibits and schedules referred to therein that are relevant to the opinions expressed herein have been or shall be attached in their final forms, and none of the completions or attachments are or shall be inconsistent with the forms which we have reviewed.

e. The statements, recitals, representations and warranties as to matters of fact set forth in the Reviewed Documents are accurate and complete.

f. There is no agreement, understanding, course of dealing or performance, usage of trade or writing defining, supplementing, amending, modifying, waiving or qualifying the terms of any of the Reviewed Documents.

g. The conduct of each of the parties and their respective agents in connection with the Transaction Documents and the transactions contemplated thereby has complied with any requirement of good faith, fair dealing and conscionability.

h. Each recipient of and any other party relying on this opinion letter has reasonably relied on the opinions and confirmations set forth herein in entering into any transactions relating to the Transaction Documents and, at the time of entering into such transactions, does not have knowledge or a reasonable basis to believe that any opinions or confirmations set forth herein are inaccurate.

i. The Guarantor and any other obligor under the Transaction Documents, has received adequate consideration for entering into the Transaction Documents to which it is a party.

j. All consents, approvals, authorizations, orders and registrations or qualifications required under applicable securities laws with respect to the Exchange Securities and the related Guarantee have been complied with and satisfied.

III. Opinions

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that as of this date:

1. The Guarantor is a corporation validly existing and in good standing under the laws of the State of Kansas.

2. The Guarantor has full corporate right, power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder; and all action required to be taken by the Guarantor for the due and proper authorization, execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been duly and validly taken.

Lippes Mathias Wexler Friedman LLP

July 19, 2013

IV. Qualifications and Other Limitations

Our opinions and confirmations set forth above are subject to the following additional qualifications and limitations:

A. We render no opinion on tax, environmental, antitrust or securities laws or matters.

B. Our opinions set forth in paragraph number 1 above with respect to the Guarantor as to its valid existence and good standing in its jurisdiction of incorporation are based solely upon our review of and are given as of the date of the Good Standing Certificate, and we express no conclusions as to such matters beyond what are stated in the Good Standing Certificate.

C. We render no opinion with respect to the enforceability of any Transaction Document.

D. To the extent any opinion or confirmation expressed in this opinion letter concerns a factual matter, the opinion or confirmation is based upon and limited to our actual knowledge of the factual matter, including any such knowledge we have obtained pursuant to any inquiry we may have undertaken in connection with the issuance of this opinion letter. As used above, “actual knowledge” means the present conscious awareness of the factual matter by a current member or attorney of this law firm who has performed substantive legal work on behalf of the Guarantor within the past 24 months. Except as otherwise expressly noted in this opinion letter, we have not undertaken any independent investigation to determine the existence or absence of any factual matters, and any limited inquiry undertaken by us during the preparation of this opinion letter shall not impose any obligation on us to conduct any other inquiry or investigation to ascertain or confirm any factual matter. No inference as to our knowledge of any factual matters should be drawn from the fact of our representation of, or our role as counsel to, the Guarantor or any of its affiliates.

E. Terms defined in this opinion letter in the singular are to have a corresponding meaning when used in the plural, and vice versa. Pronouns such as “it” used in this opinion letter may refer to a natural person.

F. Our opinions and other statements set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions or other statements in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the transactions described in the Transaction Documents and becoming known to us after the date hereof.

This opinion letter may be relied upon by Lippes Mathias Wexler Friedman LLP in connection with any opinions that it is issuing in connection with the issuance of the Exchange Securities. We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to this Form under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission.

Very truly yours,

                        Stinson Morrison Hecher LLP